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                           [GENTLE DENTAL LETTERHEAD]

              GENTLE DENTAL AND DENTAL CARE ALLIANCE AGREE TO MERGE


           NEW COMPANY TO FEATURE MANAGEMENT STRENGTH, OPERATIONAL AND
                   CLINICAL EXPERTISE AND ACQUISITION CAPITAL


EL SEGUNDO, CALIF., AND SARASOTA, FLA. (OCTOBER 16, 1998) -- Gentle Dental Service Corporation (NASDAQ: GNTL) and Dental Care Alliance, Inc. (NASDAQ:
DENT) today announced the signing of a definitive agreement to merge in a pooling-of-interests transaction. The merger combines two of the largest and fastest growing companies in the dental management service industry, each with 12-month revenue growth exceeding 100 percent, and will create a company with annualized net patient revenue under management of approximately $175 million, operations in nine states, and 137 offices. The combined company will have significant resources to continue its consolidation strategy, including cash, cash equivalents and credit access of approximately $55 million.

     Under the terms of the merger agreement, a yet unnamed holding company will be formed into which both companies will merge. The merger's implied exchange ratio for the stocks of Dental Care Alliance and Gentle Dental is approximately 1.67 to 1. Assuming conversion of all of Gentle Dental's preferred stock and convertible subordinated debt to common stock, the outstanding shares of the new company would be approximately 25.3 million, of which Gentle Dental's stockholders would own approximately 53.5 percent and Dental Care Alliance's stockholders would own approximately 46.5 percent. The deal is expected to be accretive to earnings of both companies in 1999. The transaction is subject to receipt of stockholder and applicable regulatory approval, among other conditions.

     Michael Fiore, Co-Chairman, President and Chief Executive Officer of Gentle Dental, will become Co-Chairman and Chief Executive Officer of the new company.

                                  -MORE-

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GENTLE DENTAL & DENTAL CARE ALLIANCE
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Steven Matzkin, DDS. Chairman and Chief Executive Officer of Dental Care
Alliance, will become Co-Chairman, President and Chief Dental Officer of the new company.

     "Gentle Dental and Dental Care Alliance have been operating under complementary business and patient-care philosophies, each placing primary importance on the role of the dentist," stated Mr. Fiore. "We believe our new company will have a strong presence within a growing marketplace, with a balance sheet, management team and development program that position us for expanded market leadership."

     Dr. Matzkin stated, "Through this transaction, we will combine the best components of two successful companies with the objective of creating an industry leader in terms of training and mentoring programs, administrative structure and MIS systems. Our goal will be to continue to deliver convenient, high-quality, comprehensive and cost-effective dental care through geographically concentrated networks in strategic markets. We believe our combination will benefit our stockholders, practitioners and their patients."

     Corporate headquarters for the new company will be in El Segundo, California with regional offices in Sarasota, Florida and Vancouver, Washington. In this transaction, Gentle Dental is represented by the investment banking firm Salomon Smith Barney, Inc. and Dental Care Alliance is represented by Raymond James & Associates, Inc.

     The dental management services industry continues to hold outstanding growth prospects. The dental care market is highly fragmented, consisting of an estimated 115,000 practices, most of which are operated by solo practitioners or small groups. To date, only approximately 2 percent of dentists are affiliated with dental management service organizations, in an industry that generates approximately $50 billion in total patient revenues.

     Gentle Dental is the leading provider of dental management services in the western US and one of the largest providers in the country. The company provides dental management services to 82 locations in California, Oregon, Washington, Idaho and Hawaii, with a current annual run rate of patient revenues of approximately $125 million.


                                 - MORE -

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GENTLE DENTAL & DENTAL CARE ALLIANCE
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     Dental Care Allliance provides management and licensing services to dental practices in Florida, Georgia, Michigan and Indiana. The company currently manages 55 dental practices with a current annual run rate of patient revenues of approximately $50 million.

FORWARD LOOKING STATEMENTS

     This press release contains forward-looking statements that involve inherent risks and uncertainties. Gentle Dental and Dental Care Alliance caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include the ability of the combined company to close and absorb future acquisitions, the economic climate in the combined company's service areas, potential changes in government regulation and in the dental insurance industry, actions by competitors and other factors disclosed in Gentle Dental's and Dental Care Alliance's filings with the Securities and Exchange Commission. Forward-looking statements should be considered in light of these risks and uncertainties.


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